                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-43729

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 24, 2000)

                                   $31,725,000

                         PRINCIPAL AMOUNT PLUS INTEREST

                               LIQUIDITY FACILITY

                                       OF

                         FGIC SECURITIES PURCHASE, INC.

                                  IN SUPPORT OF

                          CENTRAL BUCKS SCHOOL DISTRICT

                           BUCKS COUNTY, PENNSYLVANIA

            GENERAL OBLIGATION VARIABLE RATE BONDS, SERIES A OF 2000

Date of Bonds: Date of Delivery                            Due: February 1, 2020
                                                           Price: 100%

                                ----------------

        LIQUIDITY FACILITY: We are providing a Liquidity Facility for the variable rate Bonds described below. The Liquidity Facility will expire on the date which is five years from the Date of Delivery of the Bonds, unless it is extended or terminated sooner in accordance with its terms.

        TERMS OF THE BONDS: The variable rate Bonds are the general obligations of the Central Bucks School District (the "School District"), and are payable solely from taxes and other revenues of the School District. The variable rate Bonds are also subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this Prospectus Supplement.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Our obligations under the Liquidity Facility (the "Obligations") are not being sold separately from the variable rate Bonds. The variable rate Bonds are being remarketed under a separate disclosure document. The Obligations may not be separately traded. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of variable rate Bonds purchased by us.

        Unless the context otherwise indicates, the terms "FGIC-SPI," "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY".

--------------------------------------------------------------------------------

TUCKER ANTHONY INCORPORATED                            FIRST UNION NATIONAL BANK
  MID-ATLANTIC DIVISION

--------------------------------------------------------------------------------

           The date of this Prospectus Supplement is October 24, 2000

================================================================================

                                TABLE OF CONTENTS

                                                                  PAGE
                                                                  ----
INTRODUCTION ...................................................   S-1
DESCRIPTION OF THE BONDS .......................................   S-1
SECURITY AND SOURCES OF PAYMENT FOR THE BONDS ..................   S-6
BOOK-ENTRY-ONLY SYSTEM .........................................   S-7
THE LIQUIDITY FACILITY .........................................   S-9
THE STANDBY LOAN AGREEMENT; GE CAPITAL .........................  S-10
LEGAL MATTERS ..................................................  S-12
EXPERTS ........................................................  S-12
APPENDIX A .....................................................   A-1
WHERE YOU CAN FIND MORE INFORMATION ............................     2
INCORPORATION BY REFERENCE .....................................     2
SUMMARY ........................................................     3
THE COMPANY ....................................................     4
THE LIQUIDITY FACILITIES .......................................     4
THE STANDBY LOAN AGREEMENT .....................................     4
PLAN OF DISTRIBUTION ...........................................     5
EXPERTS ........................................................     5



                                   $31,725,000

                                principal amount
                           plus interest and premium,
                                     if any

                         LIQUIDITY FACILITY OBLIGATIONS

                                    issued by

                                 FGIC Securities
                                 Purchase, Inc.

                                  in support of

                          Central Bucks School District
                           Bucks County, Pennsylvania
                     General Obligation Variable Rate Bonds
                                Series A of 2000

                              PROSPECTUS SUPPLEMENT
                                October 24, 2000

================================================================================

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        IF ANY CAPITALIZED TERM IS USED IN THIS PROSPECTUS SUPPLEMENT AND IS NOT DEFINED, THEN SUCH CAPITALIZED TERM WILL HAVE THE MEANING GIVEN TO THAT TERM IN THE RESOLUTION DESCRIBED BELOW.

                                  INTRODUCTION

        We are providing you with this prospectus supplement to furnish information regarding our obligations under a Liquidity Facility in support of $31,725,000 aggregate principal amount of Central Bucks School District, Bucks County, Pennsylvania, General Obligation Variable Rate Bonds, Series A of 2000 (the "Bonds") which the School District will issue on or about November 9, 2000. We will enter into a Standby Bond Purchase Agreement (the "Liquidity Facility") with Chase Manhattan Trust Company, National Association, as Paying Agent and Tender Agent for the Bonds, pursuant to which we will be obligated under certain circumstances to purchase unremarketed Bonds from the holders optionally or mandatorily tendering their Bonds for purchase. In order to obtain funds to purchase the Bonds, we will enter into a Standby Loan Agreement with General Electric Capital Corporation ("GE Capital") under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase Bonds. Our obligations under the Liquidity Facility will expire on the date which is five years from the Date of Delivery of the Bonds, unless the Liquidity Facility is extended or terminated sooner in accordance with its terms.

                            DESCRIPTION OF THE BONDS

GENERAL DESCRIPTION

        The following is a summary of certain provisions of the Bonds. For a full description of the Bonds, please consult the Bonds and the Resolution adopted by the School District on September 26, 2000, a copy of which may be obtained from Tucker Anthony Incorporated, Mid-Atlantic Division, the Remarketing Agent described below. The Bonds will be issuable in fully registered book-entry form, without coupons, in the authorized denomination of $100,000 and $5,000 multiples in excess of $100,000.

        The Bonds are being issued in the principal amount of $31,275,000 and are stated to mature on February 1, 2020. Until converted to the Term Mode as described below, the Bonds will bear interest from the date of their initial delivery at the Weekly Rate determined by Tucker Anthony Incorporated, Mid-Atlantic Division, Philadelphia, Pennsylvania, the Remarketing Agent. The Bonds may be converted to the Term Mode, as described below. The interest rate on the Bonds while in the Weekly Mode is referred to herein as "Weekly Rate". The interest rate on the Bonds in the Term Mode is referred to herein as the "Term Rate". Bonds purchased by FGIC-SPI and referred to as Provider Bonds in accordance with the Liquidity Facility will bear interest at the Provider Rate or the Default Rate (as defined in the Liquidity Facility) until such Provider Bonds are remarketed or are purchased by the School District. Only FGIC-SPI has any right to receive interest at the Provider Rate or the Default Rate, subject to a ceiling equal to the Maximum Interest Rate (defined below under the heading "INTEREST - WEEKLY RATE DETERMINATION").

        The Interest Payment Dates for interest accrued on the Bonds (other than Provider Bonds) during the Weekly Mode is the first Business Day of each month. The first Interest Payment Date will be December 1, 2000, and the Regular Record Date therefor is the Business Day preceding such Interest Payment Date. For Provider Bonds, accrued interest will be paid on the Interest Payment Dates and on the dates such Provider Bonds are remarketed or are purchased by the School District.

        Interest due on the Bonds on each Interest Payment Date is to be paid, except as described below, by check mailed to the persons appearing on the Regular Record Date as registered owners on the registration books kept by the Paying Agent; provided, however, that if funds on any Interest Payment Date are insufficient to pay the interest then due, such defaulted interest will cease to be payable to the registered owner as of the Regular Record Date but will instead be payable on a Special Interest Payment Date established by the Paying Agent for payment of such defaulted interest when sufficient funds are available, to the registered owner as of a Special Record Date to be established in accordance with the provisions of the Resolution. Upon written request to the Paying Agent, on file at least one Business Day prior to a Regular Record Date, the registered owners of $1,000,000 or more in aggregate principal amount of the Bonds may elect to receive payments of interest by wire transfer to a designated account commencing on the first Interest Payment Date following such Regular Record Date.

        Under the circumstances described below, the Owner of a Bond will have the right to tender to the Tender Agent a Bond (or any portion thereof in an Authorized Denomination) for purchase from and to the extent of the sources of funds described below at a price (the "Purchase Price") equal to 100% of the principal amount thereof, plus accrued interest; provided, however, that if such Bond is purchased on an Interest Payment Date, such Purchase Price is not to include accrued and unpaid interest, and such interest is to be paid to the registered owner of such Bond as of the Regular Record Date. Payment for Bonds so tendered is required to be made in immediately available funds by 3:00 p.m., New York City time, on the Purchase Date specified by the Owner if the notice and tender requirements described herein and as set forth in the Resolution have been strictly complied with. Subject to the provisions described below under "BOOK-ENTRY ONLY SYSTEM," notices of tender are to be delivered to the Tender Agent and the Remarketing Agent by the registered owner.

        So long as DTC, or its partnership nominee, Cede & Co., is the registered owner of the Bonds, payments of the principal of and interest on the Bonds, and payments of the Purchase Price of any Bonds subject to optional or mandatory tender, are to be made by the Tender Agent directly to Cede & Co. Disbursements of such payments to the DTC Participants (defined below under the heading "BOOK-ENTRY ONLY SYSTEM") is the responsibility of DTC. Disbursements of such payments to the Owners of beneficial interests in the Bonds is the responsibility of the DTC Participants and the Indirect Participants (defined below under the heading "BOOK-ENTRY ONLY SYSTEM").

INTEREST

        WEEKLY MODE; CONVERSION TO TERM MODE. The Bonds are initially being issued in the Weekly Mode. Until the Interest Mode of the Bonds is converted to the Term Mode, the Bonds will bear interest at the Weekly Rate determined by the Remarketing Agent by 4:30 p.m., New York City time, on the Business Day preceding the initial Weekly Rate Period, and each Wednesday thereafter, or, if any such Wednesday is not a Business Day, on the next preceding Business Day. Each Weekly Rate Period is to commence on a Thursday and end on the Wednesday of the following week. The Interest Mode of the Bonds may be converted to the Term Mode, as elected by the School District pursuant to the Resolution, following which the Bonds will bear interest at the Term Rate determined by the Remarketing Agent. Such conversion will result in the mandatory tender for purchase of the Bonds. After such conversion to the Term Mode, the Bonds shall remain in the Term Mode until maturity. When Bonds bear interest at a Weekly Rate, interest will be computed on the basis of a year of 365 days or 366 days, as appropriate, for the actual number of days elapsed. When Bonds bear interest at the Term Rate, interest will be computed on the basis of a year of 360 days, based upon twelve 30-day months.

        WEEKLY RATE DETERMINATION. The Remarketing Agent is required to make each determination of the "Weekly Rate" on the respective date described above for each Weekly Rate Period (each a "Determination Date"), such rate being the lowest interest rate not in excess of the Maximum Interest Rate (defined in the next sentence) that, in the judgment of the Remarketing Agent, will cause such Bonds to have a market value equal to the principal amount thereof, plus accrued interest, if any, under prevailing market conditions as of the Weekly Rate Determination Date. "Maximum Interest Rate" for the Bonds means fifteen percent (15%) per annum. However, Provider Bonds bear interest at the Provider Rate or the Default Rate, as applicable, each as defined in the Liquidity Facility, subject to a ceiling equal to the Maximum Interest Rate.

        If for any reason the Remarketing Agent fails to determine or to notify the Tender Agent of the Weekly Rate for any Bonds on a Determination Date, or if the Weekly Rate for any Bonds so determined by the Remarketing Agent on such Weekly Rate Determination Date is determined by a court of competent jurisdiction to be invalid or unenforceable, the Weekly Rate for such Bonds for such Weekly Rate Period will be the lesser of (i) the Maximum Interest Rate and
(ii) 65 percent of the "11 Bond Municipal Bond Index" most recently published by The Bond Buyer (or any successor publication).

        CONVERSION TO TERM MODE - OPTIONAL. Pursuant to the Resolution, the School District is permitted to effect the conversion of Bonds from the Weekly Mode to the Term Mode on any Interest Payment Date, by delivering notice of such intention to convert all of the Bonds to the Term Mode to the Tender Agent, except as otherwise provided in the Resolution, not fewer than 45 days prior to the Conversion Date.

        Notwithstanding the School District's delivery of notice of its exercise of the option to effect the conversion to the Term Mode, such conversion or change from the Weekly Mode to the Term Mode shall not take effect (1) if the School District withdraws such notice not later than the tenth day preceding the proposed Conversion Date; or (2) if the School District fails to deliver to the Paying Agent, an opinion of Bond Counsel stating that the conversion is authorized under the Resolution and will not adversely affect exclusion from gross income of interest on the Bonds for purposes of federal income taxation. In addition, such conversion shall not take effect if the School District and the Remarketing Agent do not receive the written consent of the Bond Insurer to such conversion.

        CONVERSION OF BONDS TO TERM MODE - MANDATORY. The School District is required to commence conversion of the Bonds to the Term Mode at least 90 days prior to the scheduled expiration of the Liquidity Facility and, in the event of the termination of the Liquidity Facility, as soon as practicable but in no event more than 180 days following the mandatory tender for purchase of the Bonds in connection with such termination.

        NOTICE TO OWNERS. The Tender Agent is required to give to Owners of the Bonds 30 days' written notice of the effective date of any conversion to the Term Mode.

        EFFECT OF DETERMINATION. Each determination of a Weekly Rate and the determination of the Term Rate by the Remarketing Agent, shall be conclusive and binding upon the Owners of the Bonds, the Paying Agent, the School District, the Tender Agent and all other persons, and none of the School District, the Paying Agent, the Tender Agent or the Remarketing Agent will have any liability to any Owners of the Bonds for any such determination, whether due to any error in judgment, failure to consider any information, opinion or resource or otherwise or for failure to give any required notice or for failure of any Owners of the Bonds to receive any such notice.

PURCHASE OF TENDERED BONDS

        OPTIONAL TENDER. While the Bonds are in the Weekly Mode, an Owner will have the right to tender the Bonds (or portions thereof in authorized denominations) for purchase on the purchase dates and with prior notice and delivery as described below, at the Purchase Price, but payable solely from and to the extent of proceeds of the remarketing of such Bonds, amounts drawn under the Liquidity Facility and payments made by the School District for such purpose under the Resolution.

        Payment for Bonds so tendered is required to be made in immediately available funds by 3:00 p.m., New York City time, on the date specified by the Owner for purchase if the notice and the tender requirements described below and as set forth in the Resolution have been strictly complied with. Subject to the provisions of the book-entry system described below under the heading "BOOK-ENTRY ONLY SYSTEM", each such Bond must be endorsed in blank or accompanied by an instrument of transfer satisfactory to the Tender Agent executed in blank by the Owner.

        PROCEDURE FOR OPTIONAL TENDER. During the Weekly Mode, Bonds may be tendered to the Tender Agent for purchase on any Business Day by delivering:

        (1) a written notice (which shall be irrevocable and effective upon receipt) to the Tender Agent and the Remarketing Agent by 5:00 p.m., New York City time, on a Business Day not less than five Business Days prior to the designated Purchase Date, stating the principal amount of such Bonds (or portion thereof in an Authorized Denomination) that the Owner irrevocably demands be purchased, the designated Purchase Date, the series designation and CUSIP number of such Bonds and the payment instructions with respect to the Purchase Price, and

        (2) such Bonds to the Tender Agent by 1:30 p.m., New York City time on the designated Purchase Date.

        Notice of tender is to be delivered to the Tender Agent and the Remarketing Agent by the Owner of the Bonds. The determination of the Tender Agent as to whether a notice of tender has been properly delivered pursuant to the Resolution will be conclusive and binding upon the Owner. The Tender Agent and the Remarketing Agent may waive any irregularity or nonconformity in any tender.

        As provided in the Resolution, all notices of optional tender shall be irrevocable. Bonds (or portions thereof) for which a notice is received but which are not delivered in accordance with the Resolution will be deemed to have been tendered and, upon deposit of the Purchase Price with the Tender Agent, the Owners of such undelivered Bonds will have no further rights with respect to such Bonds (or portions thereof), other than payment of the Purchase Price therefor.

        In accepting a notice of tender pursuant to the Resolution, the Tender Agent and the Remarketing Agent may conclusively assume that the person providing the notice of tender is the Owner of the Bonds and therefore entitled to tender them. The Tender Agent and the Remarketing Agent assume no liability to anyone in accepting a notice of tender from a person reasonably believed to be the Owner of the Bonds to which such notice relates.

        SO LONG AS DTC IS THE REGISTERED OWNER OF THE BONDS, A BENEFICIAL OWNER (AS DEFINED BELOW UNDER THE HEADING "BOOK-ENTRY ONLY SYSTEM") OF BONDS IS REQUIRED TO GIVE NOTICE TO THE REMARKETING AGENT OF ITS ELECTION TO TENDER ITS BONDS FOR PURCHASE AND SHALL EFFECT DELIVERY OF SUCH BONDS BY CAUSING THE DTC PARTICIPANT TO TRANSFER THE PARTICIPANT'S INTEREST IN THE BONDS, ON DTC'S RECORDS, TO THE TENDER AGENT.

        MANDATORY TENDER. The Owners of Bonds will be required to tender, and in any event will be deemed to have tendered, their Bonds to the Tender Agent for purchase at the Purchase Price, but payable solely from and to the extent of proceeds of the remarketing of such Bonds and amounts drawn under the Liquidity Facility and payments made by the School District for such purpose under the Resolution, on each of the following mandatory tender dates:

        (1)     LIQUIDITY FACILITY EXPIRATION OR REPLACEMENT:

                (a) the Interest Payment Date (but in any case not less than 5 days) next preceding the expiration date of the Liquidity Facility for the Bonds, unless on or prior to such Interest Payment Date the Paying Agent has received an extension of the Liquidity Facility; or

                (b) the date of the replacement of the Liquidity Facility with an alternate liquidity facility; provided that in such event the existing Liquidity Facility will be in force on the date of replacement so that a draw may be made against (or funds with which to purchase such Bonds will otherwise be made available under) such existing Liquidity Facility in connection with such mandatory tender.

        (2) LIQUIDITY FACILITY TERMINATION: on the tenth (10th) day following the day on which the Tender Agent receives notice from the Company that it will terminate the Liquidity Facility because a Termination Event has occurred under the terms of the Liquidity Facility (or the related agreement).

        (3)     CONVERSION: on the Conversion Date.

        Except as otherwise provided in the Resolution, the Tender Agent is required to give notice of mandatory tender, as provided in the Resolution, to each Owner of the Bonds by first-class mail at least 7 days prior to a mandatory tender date. THE OWNERS SHALL HAVE NO RIGHT TO ELECT TO RETAIN BONDS THAT ARE SUBJECT TO MANDATORY TENDER.

        UNDELIVERED BONDS. Any Bond (or portion thereof) for which notice of optional or mandatory tender has been given in accordance with the provisions of the Resolution, but which is not tendered for purchase by the required time, will be deemed to have been tendered and sold on the designated Purchase Date and, upon deposit in the Purchase Fund established by the Tender Agent of an amount sufficient to pay the Purchase Price of such Bond on such Purchase Date, the Owner of such Bond will not be entitled to any payment (including any interest accrued subsequent to such date) in respect thereof other than the Purchase Price for such Bond. Such Bond will no longer be entitled to the benefit of the Resolution, except for the purpose of payment of the Purchase Price.

REMARKETING

        The School District and the Remarketing Agent are entering into the Remarketing Agreement pursuant to which the School District will agree to pay to the Remarketing Agent a fee for its services as Remarketing Agent and the Remarketing Agent will agree, among other things, to perform the duties of the Remarketing Agent set forth in the Resolution. The Remarketing Agreement may be amended by the School District and the Remarketing Agent without the consents of the Paying Agent, the Tender Agent and the Owners of the Bonds.

        The Remarketing Agreement provides that the Remarketing Agent may be removed by the School District or may resign, upon 30 days prior notice. In addition, under certain circumstances, the Remarketing Agent may cease reoffering and selling the Bonds with immediate effect.

REDEMPTION

        OPTIONAL REDEMPTION. The Bonds are subject to redemption prior to their scheduled maturity at the option of the School District upon written direction of the School District in whole, or in part by lot from time to time, on any Business Day, at a redemption price equal to 100% of the principal amount thereof plus interest accrued to the date fixed for redemption.

        MANDATORY SINKING FUND REDEMPTION. The Bonds are subject to mandatory sinking fund redemption prior to stated maturity, on the first Business Day in February of the years and in the principal amounts set forth in the following schedule, as drawn by lot by the Paying Agent:

               Years      Amount      Years        Amount
               ----     ----------     ----      ----------
               2001     $1,490,000     2011      $1,530,000
               2002        960,000     2012       1,610,000
               2003      1,010,000     2013       1,695,000
               2004      1,065,000     2014       1,785,000
               2005      1,120,000     2015       1,880,000
               2006      1,180,000     2016       1,980,000
               2007      1,240,000     2017       2,085,000
               2008      1,310,000     2018       2,200,000
               2009      1,380,000     2019       2,315,000
               2010      1,450,000     2020*      2,440,000

------------
* Maturity

        Any such redemption shall be effected by applying the moneys available for such purpose under the Resolution, upon payment of the redemption price equal to 100% of the principal amount thereof, together with accrued interest, if any, from the most recent Interest Payment Date to the date fixed for redemption.

        SELECTION OF BONDS TO BE REDEEMED. If fewer than all the Bonds are to be redeemed, Provider Bonds will be selected for redemption prior to any other Bonds. After all Provider Bonds have been redeemed, the Paying Agent shall select Bonds for redemption by lot. Bonds may be redeemed in part in denominations of $100,000 or, in the case of a Bond of a denomination larger than $100,000, each $5,000 portion of the stated principal amount in excess of $100,000 may be redeemed separately, but no portion of a Bond may be redeemed that would result in a Bond which is not in an Authorized Denomination to remain Outstanding.

        Upon surrender of a Bond redeemed in part, the Paying Agent will authenticate and deliver to the surrendering holder a new Bond or Bonds in Authorized Denominations equal in aggregate principal amount to the unredeemed portion of the Bond surrendered.

        NOTICE OF REDEMPTION. A notice of redemption, identifying the Bonds or portions thereof to be redeemed, shall be given at least 30 days prior to the date fixed for redemption by first class United States mail or by another method of giving notice which is acceptable to the Paying Agent and customarily used by fiduciaries for similar notices at the time such notice is given, to all registered owners of Bonds to be redeemed as a whole or in part at their registered addresses, unless such notice is waived by the registered owners of the Bonds to be redeemed. Such redemption notice shall set forth the details with respect to the redemption in accordance with the provisions of the Resolution and state that from the date fixed for redemption interest will cease to accrue on the Bonds or portions thereof so called for redemption. Failure to give such notice by mail to any Owner of Bonds to be redeemed, or any defect therein, will not affect the validity of any proceedings for the redemption of any other Bonds. If at the time of mailing of any notice of redemption, the School District shall not have deposited with the Paying Agent moneys sufficient to redeem all the Bonds called for redemption, such notice shall state that it is subject to the deposit of sufficient moneys with the Paying Agent not later than the opening of business on the redemption date and shall be of no effect unless such moneys are so deposited.

        So long as DTC or its nominee is the registered owner of the Bonds, any failure on the part of DTC or failure on the part of a nominee of a Beneficial Owner (having received notice from a Participant or otherwise) to notify the Beneficial Owner affected by any redemption of such redemption, shall not affect the validity of the redemption. So long as DTC or its nominee is the registered owner of the Bonds, if less than all of the Bonds are called for redemption, the particular Bonds or portions of Bonds to be redeemed are to be selected by lot by DTC, the Participants and Indirect Participants in such manner as they may determine.

TRANSFER AND EXCHANGE

        Subject to the provisions described below under "BOOK-ENTRY-ONLY SYSTEM," a Bond may be transferred or exchanged only upon presentation thereof to the Paying Agent. Such Bond must be accompanied by an endorsement duly executed by the registered owner. No charge will be imposed in connection with any transfer or exchange, except for taxes or governmental charges related thereto.

                  SECURITY AND SOURCES OF PAYMENT FOR THE BONDS

GENERAL OBLIGATIONS OF THE SCHOOL DISTRICT

        The Bonds are general obligations of the School District and are payable from taxes and other revenues of the School District.

SCHOOL DISTRICT DEBT COVENANTS

        The School District has covenanted in the Resolution that it will provide in its budget for each fiscal year, and will appropriate in each such year, the amount of the debt service on the Bonds for such year and will duly and punctually pay, or cause to be paid, the principal of every Bond and the interest thereon on the dates, at the place and in the manner stated in the Bonds, and for such budgeting, appropriation and payment, the School District has irrevocably pledged its full faith, credit and taxing power.

        The School District has covenanted in the Resolution for the benefit of and with Financial Guaranty Insurance Company, as Bond Insurer, that (1) in preparing the School District's annual budget, it will apply the assumption that the interest rate on the Variable Rate Bonds for the budget period is equal to the arithmetic average of The Bond Market Association Municipal Swap Index (or any successor index) in each of the four weeks immediately preceding the adoption of the budget plus 100 basis points (1.0%); and (2) it will limit the amount of its outstanding variable rate debt to 40% of its total outstanding general obligation debt.

STATE ENFORCEMENT OF DEBT SERVICE PAYMENTS

        Section 633 of the Pennsylvania Public School Code of 1949, as amended by Act 154 of 1998, ("Section 633") presently provides that in all cases where the board of school directors of any school district fails to pay or to provide for the payment of any indebtedness at date of maturity or date of mandatory redemption, or any interest due on such indebtedness on any interest payment date, in accordance with the schedule under which the bonds were issued, the Secretary of Education shall notify such board of school directors of its obligation and shall withhold out of any Commonwealth appropriation due such school district an amount equal to the sum of the principal amount maturing or subject to mandatory redemption and interest owing by such school district, and shall pay over the amount so withheld to the bank or other person acting as sinking fund depository for such bond issue. Such withholding provisions are not part of any contract with the holders of the Bonds, and may be amended or repealed by future legislation. There can be no assurance, however, that any payments pursuant to Section 633 will be made by the date on which such payments are due to the Owners.

        The effectiveness of Section 633 may be limited by the application of other withholding provisions contained in the Public School Code, such as provisions for withholding and paying over of appropriations for payment of unpaid teachers' salaries. Enforcement may also be limited by bankruptcy, insolvency, or other laws or equitable principles affecting the enforcement of creditors' rights generally.

                             BOOK-ENTRY-ONLY SYSTEM

        The information set forth under this heading concerning The Depository Trust Company, New York, New York ("DTC") and the book-entry-only system described below has been extracted from materials provided by DTC for such purpose, is not guaranteed as to accuracy or completeness and is not to be construed as a representation by the School District, the Paying Agent, bond counsel or the underwriters of the Bonds.

        DTC will serve as securities depository under a book-entry-only system for the Bonds. Unless such system is discontinued, the provisions described below (including provisions regarding payments to and transfers by the Owners of beneficial interests in the Bonds) will be applicable to all the Bonds. If such system is discontinued, the provisions described under "Discontinuation of Book-Entry-Only System" will be applicable.

        The Ownership of one fully registered Bond will be registered in the name of Cede & Co., as nominee for DTC. SO LONG AS CEDE & CO. IS THE REGISTERED OWNER OF THE BONDS, AS NOMINEE OF DTC, REFERENCES HEREIN TO THE BONDOWNERS, BONDOWNERS OR REGISTERED OWNERS OF THE BONDS SHALL MEAN CEDE & CO. AND SHALL NOT MEAN THE BENEFICIAL OWNERS OF THE BONDS.

        DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants (the "DTC Participants") and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry-only changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by several DTC Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (the "Indirect Participants").

        Beneficial Ownership interests in the Bonds may be purchased by or through DTC Participants. Such DTC Participants and the persons for whom they acquire interests in the Bonds as nominees (the "Beneficial Owners") will not receive a Bond certificate, but each DTC Participant will receive a credit balance in the records of DTC in the amount of such DTC Participant's interest in the Bonds, which will be confirmed in accordance with DTC's standard procedures. Beneficial Owners will not receive certificates representing their Beneficial Ownership interests in the Bonds, unless use of the book-entry-only system is discontinued as described below.

        Transfers of Beneficial Ownership interests in the Bonds which are registered in the name of Cede & Co., as nominee of DTC, will be accomplished by book entries made by DTC and in turn by the DTC Participants and Indirect Participants who act on behalf of the Beneficial Owners. For every transfer and exchange of Beneficial Ownership in the Bonds, the Beneficial Owner may be charged a sum sufficient to cover any tax, fee or other governmental charge that may be imposed in relation thereto.

        For so long as the Bonds are registered in the name of DTC or its nominee, Cede & Co., the School District and the Paying Agent will recognize DTC or its nominee, Cede & Co., as the Owner of the Bonds for all purposes, including notices and voting. Conveyance of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants and by DTC Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among DTC, DTC Participants, Indirect Participants and Beneficial Owners, subject to any statutory and regulatory requirements as may be in effect from time to time.

        Under the Resolution, payments made by the Paying Agent to DTC or its nominee shall satisfy the payment obligations of the School District under the Resolution.

        Principal, redemption price and interest payments on the Bonds will be made by the Paying Agent to DTC or to its nominee, Cede & Co., as registered owner of the Bonds. Disbursement of such payments to the Beneficial Owners is the responsibility of DTC, the DTC Participants and, where appropriate, the Indirect Participants. Upon receipt of moneys, DTC's current practice is to credit immediately the accounts of the DTC Participants in accordance with their respective holdings shown on the records of DTC. Payments by DTC Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions of the Beneficial Owners and customary practices, as is now the case with municipal securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such DTC Participants or Indirect Participants and not of DTC, the School District or the Paying Agent and will be subject to any statutory and regulatory requirements as may be in effect from time to time.

        A Beneficial Owner shall give notice to elect to have its Bonds tendered for purchase to the Remarketing Agent and shall effect delivery of such Bonds by causing the DTC Participant or the Indirect Participant to transfer the DTC Participant's interest in the Bonds, on DTC's records, to the Tender Agent. The requirement for physical delivery of Bonds in connection with a demand for purchase or mandatory tender for purchase will be deemed satisfied when the Ownership rights in the Bonds are transferred by DTC Participants on DTC's records.

        THE SCHOOL DISTRICT AND THE PAYING AGENT CANNOT AND DO NOT GIVE ANY ASSURANCES THAT DTC, THE DTC PARTICIPANTS OR THE INDIRECT PARTICIPANTS WILL DISTRIBUTE TO THE BENEFICIAL OWNERS (1) PAYMENTS OF PRINCIPAL, PURCHASE PRICE OR REDEMPTION PRICE OF OR INTEREST ON THE BONDS, (2) CERTIFICATES REPRESENTING AN OWNERSHIP INTEREST OR OTHER CONFIRMATION OF BENEFICIAL OWNERSHIP INTERESTS IN BONDS, OR (3) REDEMPTION, MANDATORY TENDER OR OTHER NOTICES SENT TO DTC OR CEDE & CO., ITS NOMINEE, AS THE REGISTERED OWNER OF THE BONDS, OR THAT THEY WILL DO SO ON A TIMELY BASIS OR THAT DTC, DTC PARTICIPANTS OR INDIRECT PARTICIPANTS WILL SERVE AND ACT IN THE MANNER DESCRIBED HEREIN. THE CURRENT "RULES" APPLICABLE TO DTC ARE ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE CURRENT "PROCEDURES" OF DTC TO BE FOLLOWED IN DEALING WITH DTC PARTICIPANTS ARE ON FILE WITH DTC.

        THE SCHOOL DISTRICT AND THE PAYING AGENT WILL HAVE NO RESPONSIBILITY OR OBLIGATION TO ANY DTC PARTICIPANT, INDIRECT PARTICIPANT OR BENEFICIAL OWNER OR ANY OTHER PERSON WITH RESPECT TO: (1) THE BONDS; (2) THE ACCURACY OF ANY RECORDS MAINTAINED BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT; (3) THE PAYMENT BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY AMOUNT DUE TO ANY BENEFICIAL OWNER IN RESPECT OF THE PRINCIPAL, PURCHASE PRICE OR REDEMPTION PRICE OF

OR INTEREST ON THE BONDS; (4) THE DELIVERY BY DTC OR ANY DTC PARTICIPANT OR INDIRECT PARTICIPANT OF ANY NOTICE TO ANY BENEFICIAL OWNER WHICH IS REQUIRED OR PERMITTED UNDER THE TERMS OF THE RESOLUTION TO BE GIVEN TO OWNERS; (5) THE SELECTION OF THE BENEFICIAL OWNERS TO RECEIVE PAYMENT IN THE EVENT OF ANY PARTIAL REDEMPTION OF THE BONDS; OR (6) ANY CONSENT GIVEN OR OTHER ACTION TAKEN BY DTC AS OWNER.

DISCONTINUATION OF BOOK-ENTRY-ONLY SYSTEM

        DTC may determine to discontinue providing its service with respect to the Bonds at any time by giving notice to the School District and the Paying Agent and discharging its responsibilities with respect thereto under applicable law. In addition, under certain circumstances set forth in the Resolution, the School District may determine to discontinue the book-entry-only system. In the event that the book-entry-only system for the Bonds is discontinued, the registration, transfer, and related provisions set forth in the Resolution would apply.

                             THE LIQUIDITY FACILITY

        The Obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The Obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $3.0 billion of obligations currently outstanding, including the Obligations we are issuing under this Prospectus Supplement.

        Owners of the Bonds to which the Obligations relate will be entitled to the benefits and will be subject to the terms of the Liquidity Facility. Under the Liquidity Facility, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Bonds. Our obligation under the Liquidity Facility will be sufficient to pay a purchase price equal to the principal of and up to 38 days' interest on the Bonds at an assumed rate of 15% per year.

TERMINATION EVENTS

        The scheduled expiration date of the Liquidity Facility is five years from the Date of Delivery of the Bonds. The Resolution will specify certain circumstances under which we must purchase Bonds which a holder tenders for purchase pursuant to an optional or mandatory tender, which Bonds have not been remarketed. Under certain circumstances, we may terminate our obligation to purchase Bonds. The following events (each, a "Termination Event") would permit such termination:

        (a) (i) any portion of the commitment fee for the Liquidity Facility has not been paid when due on the quarterly payment date, or (ii) any other amount payable under the Liquidity Facility has not been paid when due and any such failure shall continue for three Business Days after notice thereof to the School District;

        (b) the Commonwealth of Pennsylvania takes any action which impairs the power of the School District to comply with the covenants and obligations of the School District under the Resolution, the Bonds, the Liquidity Facility, the Payment Agreement and all other documents relating to the issuance of the Bonds, or any right or remedy of the Company or any Owners of the Bonds from time to time to enforce such covenants and obligations;

        (c) (i) the School District fails to observe or perform any covenant or agreement contained in the Resolution, and, if such failure is the result of a covenant breach which is capable of being remedied, such failure continues for ninety days following written notice thereof to the School District from the Company, provided that if any such failure (other than a payment default) shall be such that it cannot be cured or corrected within such ninety day period, it shall not constitute an event of default if curative or corrective action is instituted within such period and diligently pursued until the failure of performance is cured or corrected, or (ii) there has not been, at all times a Remarketing Agent performing the duties set forth in the Resolution;

        (d) an event of default has occurred and is continuing under any of the Resolution, the Bonds, the Remarketing Agreement, the Liquidity Facility, the Payment Agreement and any amendment, substitutions, or modifications thereof and all other agreements, documents, certificates and instruments executed on or before the effective date of the Liquidity Facility in connection with the issuance, sale and delivery of the Bonds and the execution and delivery of the Liquidity Facility;

        (e) any representation, warranty, certification or statement made by the School District in the Resolution, the Bonds, the Remarketing Agreement, the Liquidity Facility, the Payment Agreement and all other documents relating to the issuance of the Bonds, or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made;

        (f) any default by the School District has occurred and continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the School District which is senior to, or on parity with, the Bonds;

        (g) the School District files a petition in voluntary bankruptcy, for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

        (h) a court of competent jurisdiction shall enter an order, judgment or decree declaring the School District insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the School District or approving a petition filed against the School District seeking reorganization of the School District under any applicable law or statute of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

        (i) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the School District and such custody or control shall not be terminated within
(60) days from the date of assumption of such custody or control;

        (j) any material provision of the Liquidity Facility, the Resolution, the Remarketing Agreement, and all other documents relating to the issuance of the Bonds (including Provider Bonds) shall cease for any reason whatsoever to be a valid and binding agreement of the School District or the School District shall contest the validity or enforceability thereof; or

        (k) failure to pay when due any amount payable under any Bonds (regardless of any waiver thereof by the Owners of the Bonds).

        Upon the occurrence of a Termination Event, we may deliver notice to the Paying Agent, the School District, the Remarketing Agent, the Paying Agent and the Tender Agent regarding our intention to terminate the Liquidity Facility. In that case, the Liquidity Facility would terminate, effective at the close of business on the 15th day following the date such Termination Notice is received by the Paying Agent and Tender Agent, or if that date is not a Business Day, on the next Business Day. Before the time at which termination takes effect, the Bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the Liquidity Facility. The termination of the Liquidity Facility, however, does not result in an automatic acceleration of the Bonds.

                     THE STANDBY LOAN AGREEMENT; GE CAPITAL

        In order to obtain funds to fulfill our obligations under the Liquidity Facility, we will enter into a standby loan agreement with GE Capital (the "Standby Loan Agreement") under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase Bonds. The amount of each loan under the Standby Loan Agreement will be no greater than the purchase price for tendered Bonds. The purchase price represents the outstanding principal amount of the tendered Bonds and interest accrued on the principal to but excluding the date we borrow funds under the Standby Loan Agreement. Each loan will mature on a date specified in the Standby Loan Agreement, which date will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Bonds. When we wish to borrow funds under the Standby Loan Agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. No later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date), GE Capital will make available the amount of the borrowing requested.

        The Standby Loan Agreement will expressly provide that it is not a guarantee by GE Capital of the Bonds or of our obligations under the Liquidity Facility. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered Bonds with the funds provided under the Standby Loan Agreement.

                       RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                               Year Ended December 31,                                    Six Months
       -------------------------------------------------------------------------            Ended
       1995              1996             1997             1998             1999         July 1, 2000
       ----              ----             ----             ----             ----         ------------
       1.51              1.53             1.48             1.50             1.60             1.61


For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.

            WHERE YOU CAN FIND MORE INFORMATION REGARDING GE CAPITAL

        GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                INCORPORATION OF INFORMATION REGARDING GE CAPITAL

        The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

DOCUMENT                                                        PERIOD
--------                                                        ------
Annual Report on Form 10-K................................      Year ended December 31, 1999
Quarterly Reports on Form 10-Q............................      Quarters ended April 1, 2000 and July 1, 2000

                                  LEGAL MATTERS

        The legality of the Obligations has been passed upon by senior counsel to Financial Guaranty Insurance Company, an affiliate of the Company.

                                     EXPERTS

        The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated by reference in the prospectus supplement, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A



                                 TENDER TIMELINE

                                TENDERS FOR BONDS

                                  PURCHASE DATE
                              (New York City time)


11:30 a.m.                 11:45 a.m.                             2:15 p.m.                              2:30 p.m.
     [1]                       [2]                                   [3]                                     [4]

1. Tender Agent shall give immediate telephonic notice, in any event not later than 11:30 a.m. on the Purchase Date, to FGIC-SPI specifying the aggregate principal amount of Bonds to be purchased by FGIC-SPI on such Purchase Date.

2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

3. No later than 2:15 p.m. on each Purchase Date, GE Capital will make available the amount of borrowing requested.

4. FGIC-SPI purchases Bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the Purchase Date.

                                 $1,000,000,000

                         PRINCIPAL AMOUNT PLUS INTEREST

                         LIQUIDITY FACILITY OBLIGATIONS

                                       OF

                         FGIC SECURITIES PURCHASE, INC.

        FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

        Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

        We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY".

                THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October 24, 2000

        We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY", and may not be reproduced or used, in whole or in part, for any other purposes.

        The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by us in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

        This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by the Company in support of the Securities. It is not anticipated that registration statements with respect to the Securities issued by municipal authorities or other issuers will be filed under the Securities Act of 1933, as amended, in reliance on an exemption therefrom.

                           INCORPORATION BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000, all heretofore filed with the Commission pursuant to Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Obligations covered by this Prospectus have been sold.

        You may request a copy of these filings, at no cost, as follows:
Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

        You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus supplement or other documents including those incorporated by reference.

                                     SUMMARY

        The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing

        The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified Linked Rate minus the fee charged by the Company for the Liquidity Facility. The Owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

        If an Owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such Owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such INFLO Owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the Owner of such combined securities so elects, the Owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking Owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs Owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

        Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

        The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of the Company under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

        The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

                                   THE COMPANY

        The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

        Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate Securities issued by municipal authorities or other issuers through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, the Company will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

        The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                            THE LIQUIDITY FACILITIES

        The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an indenture.

        Registered Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the Prospectus Supplement. Pursuant to the Liquidity Facilities, the Company will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such Liquidity Facility relates. The obligation of the Company under each Liquidity Facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                           THE STANDBY LOAN AGREEMENT

        In order to obtain funds to fulfill its obligations under the Liquidity Facilities, the Company will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan shall be used only for the purpose of paying the purchase price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or the Company's obligation under any Standby Purchase Agreement. Standby Lenders will be identified in the appropriate Prospectus Supplement.



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

                              PLAN OF DISTRIBUTION

        The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                     EXPERTS

        The financial statements of FGIC Securities Purchase, Inc. at December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 have been incorporated herein by reference in the prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the prospectus, and upon the authority of said firm as experts in accounting and auditing.



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